Exhibit 10.2
WRITTEN CONSENT
OF AIG CREDIT FACILITY TRUST
October 7, 2010

To:	American International Group, Inc., a Delaware corporation (“AIG” or the “Corporation”)

From:	AIG Credit Facility Trust, a trust established for the sole benefit of the United States Treasury (the “Trust”)

RE:	Written Consent of the Trust for the Issuance of AIG Equity Securities in Exchange for Equity Units of AIG
          WHEREAS, the Certificate of Designations (the “Certificate of Designations”) of Series C Perpetual, Convertible, Participating Preferred Stock (the “Series C Preferred Stock”) of the Corporation provides anti-dilution protection to the holder of the Series C Preferred Stock for issuances of the Corporation’s common stock, par value $2.50 per share (“AIG Common Stock”), in settlement of the Corporation’s Equity Units (as defined in the Certificate of Designations), as set forth in the definition of “Number of Outstanding Shares” in the Certificate of Designations;
          WHEREAS, AIG agrees to make an anti-dilution adjustment to the Series C Preferred Stock to reflect the issuance in public or private exchange offers by the Corporation of Common Stock in exchange for the Equity Units; and
          WHEREAS, the Corporation and the Trust are simultaneously entering into an amendment to Section 6.6 of the Series C Preferred Stock Purchase Agreement, dated as of March 1, 2009 (the “Purchase Agreement”), between the Trust and the Corporation to provide that, if a Conversion Date (as defined in the Certificate of Designations) for any of the shares of Series C Preferred Stock occurs prior to the issuance of AIG Common Stock in settlement of the Equity Units, whether such issuance is in accordance with the terms of the Purchase Contract Agreement (as defined in the Purchase Agreement) or pursuant to a public or private exchange offer, then the Corporation shall issue to the Trust or to such other person as the Trust may direct a number of shares of AIG Common Stock equal to the excess of (x) the number of shares of AIG Common Stock the Trust would have received if it had converted such shares of Series C Preferred Stock immediately after the issuance of such shares of AIG Common Stock in settlement of the Equity Units over (y) the number of shares of AIG Common Stock received upon the conversion of such shares of Series C Preferred Stock by the Trust plus the number of shares of AIG Common Stock delivered to the Trust or its designee under the amended Section 6.6 as a result of any earlier settlement of Equity Units;
          NOW, THEREFORE, in reliance on and consideration of the foregoing recitals, the Trust, being the sole holder of all the 100,000 outstanding shares of Series C Preferred Stock of the Corporation, hereby consents, in accordance with Section 6.8 of the Purchase Agreement, to the issuance in public or private exchange offers from time to time by the Corporation of a number of shares of AIG Common Stock not to exceed 7,736,904 shares of AIG Common Stock, being the number of shares of AIG Common Stock into which the Corporation’s Equity Units are convertible based on the maximum number of shares of AIG Common Stock deliverable, in exchange for the Equity Units, as approved by the Board of Directors of the Corporation on September 14, 2010.

[Signature page follows]

     IN WITNESS WHEREOF, the Trust, being the sole holder of the Series C Preferred Stock of the Corporation, has signed this consent as of October 7, 2010.

AIG	CREDIT FACILITY TRUST, a trust established for the sole benefit of the United States Treasury
By:	/s/ Jill M. Considine
	Name:	Jill M. Considine
	Title:	Trustee

By:	/s/ Chester B. Feldberg
	Name:	Chester B. Feldberg
	Title:	Trustee

By:	/s/ Peter A. Langerman
	Name:	Peter A. Langerman
	Title:	Trustee